 SWIFT ENERGY COMPANY
N E W S

FOR IMMEDIATE RELEASE
COMPANY CONTACT
Paul Vincent
Director of Finance & Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY ANNOUNCES:

FOURTH QUARTER 2010 EARNINGS OF $10.3 MILLION, OR $0.25 PER DILUTED SHARE;

FOURTH QUARTER 2010 ADJUSTED CASH FLOW OF $66.3 MILLION OR $1.65 PER DILUTED SHARE

HOUSTON, February 24, 2011 – Swift Energy Company (NYSE: SFY) announced today earnings for fourth quarter 2010 of $10.3 million, or $0.25 per diluted share, an increase of 10% when compared to $9.4 million in the third quarter of 2010 and a decrease of 29% when compared to earnings of $14.6 million in the fourth quarter of 2009.

Adjusted cash flow (cash flow before working capital changes, a non-GAAP measure - see page 8 for reconciliation to the GAAP measure) for fourth quarter 2010 increased 8% to $66.3 million, or $1.65 per diluted share, compared to adjusted cash flow of $61.7 million in the third quarter of 2010, and decreased when compared to adjusted cash flow of $78.9 million, or $2.10 per diluted share, for the fourth quarter 2009.

Swift Energy produced 2.18 million barrels of oil equivalent (“MMBoe”) during the fourth quarter of 2010, a 5% increase compared to third quarter 2010 production, and a 1% decrease compared to fourth quarter 2009 production of 2.21 MMBoe.

“Just over two years ago, Swift Energy drilled and completed its first horizontal well in the Olmos tight sand formation of South Texas” commented Terry Swift, Chief Executive Officer of Swift Energy.  “Since the drilling of that well, Swift Energy has made a gradual transition towards a more visible and predictable asset base.  During the fourth quarter of 2010, that transition reached another milestone as our daily production rate in South Texas surpassed the daily production of our Southeast Louisiana area.

“The fourth quarter of 2010 was also our first full quarter using the dedicated fracture stimulation and completion services available to us through a previously announced strategic agreement.  This fracture stimulation equipment and crew performed at the high end of our expectations completing 12 Swift Energy operated wells and one non-operated well in South Texas during the fourth quarter.  This performance has continued into 2011 and our backlog of wells drilled but not yet completed has now been reduced to 3 operated wells and one non-operated well.

“Our improving operational efficiencies and contractually committed third party services and equipment give us confidence that we will continue to grow at a consistent pace during 2011.

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Corporate production in 2011 is expected to grow 25% - 30%, and reserves volumes are expected to grow 15% - 20%.  Capital expenditures are expected to range from $430 million to $480 million, net of potential dispositions of non-strategic properties.

“In addition to the excitement our South Texas assets have generated, we are equally focused on two additional areas of our portfolio.  In the Austin Chalk, we have now drilled two very high rate, high return wells with a joint venture partner.  Our approach to developing this area in 2011 will be measured, but we are extremely encouraged by early results and have built a sizable acreage position to develop.  Finally, in Southeast Louisiana, we will continue our development activities as well as exploring deeper horizons.  These three, diverse portfolio assets will support meaningful production and reserves growth for many years to come.”

Fourth Quarter Revenues and Expenses

Total revenues for the fourth quarter of 2010 increased 1% to $116.0 million from $114.9 million of revenues in the fourth quarter of 2009.  Revenues for the fourth quarter of 2010 increased 10% when compared to third quarter 2010 revenues due to higher production levels and realized crude oil prices.

Depreciation, depletion and amortization expense (“DD&A”) of $20.35 per barrel of oil equivalent (“Boe”) in the fourth quarter 2010 increased 10% from $18.42 per Boe of DD&A in the comparable period in 2009, due primarily to capital project cost increases experienced.  Lease operating expenses, before severance and ad valorem taxes, were $10.24 per Boe in the fourth quarter of 2010, an increase of 16% compared to costs of $8.85 per Boe in the fourth quarter of 2009, due primarily to certain workover costs, along with increased lease supervision, repair and maintenance costs.  Severance and ad valorem taxes increased slightly during the fourth quarter 2010 to $5.41 per Boe from $4.98 per Boe in the comparable period due to higher commodity prices.

General and administrative expenses increased 14% to $4.74 per Boe during the fourth quarter of 2010 from $4.16 per Boe in the same period in 2009, due principally to higher labor costs, including increased performance based compensation.  Fourth quarter 2010 interest expense increased to $3.95 per Boe compared to $3.63 per Boe for the same period in 2009.

Fourth Quarter Pricing

The Company realized an aggregate average price of $52.98 per Boe during the fourth quarter, an increase of 2% from the $51.75 per Boe average price received in the same quarter of 2009, and improved sequentially, as fourth quarter average prices were 4% higher than average prices realized in the third quarter of 2010.

In the fourth quarter of 2010, average crude oil prices increased 14% to $85.52 per barrel from $75.09 per barrel realized in the same period in 2009.  Average natural gas prices were $3.57 per thousand cubic feet (“Mcf”) during the fourth quarter 2010, a decrease of 5% from the $3.75 per Mcf average price realized in the comparable period a year earlier.  Prices for natural gas liquids (“NGL”) averaged $42.81 per barrel in the fourth quarter, a 6% increase from fourth quarter 2009 NGL prices of $40.45 per barrel.

Fourth Quarter Drilling Activity

In the fourth quarter of 2010, Swift Energy drilled 12 operated development wells and participated in two non-operated development wells.  The Company also drilled one operated exploration well and participated in one non-operated exploration well.

In the Company’s South Texas core area in McMullen County, one operated horizontal development well was drilled to the Eagle Ford shale, and 2 operated horizontal development wells and one vertical well were drilled to the Olmos sand.  One non-operated horizontal development well was

SWIFT/3

drilled by a joint venture partner to the Eagle Ford shale.  In Webb County, 4 operated horizontal development wells were drilled to the Eagle Ford shale.  In LaSalle County, one operated horizontal exploration well was drilled to the Eagle Ford Shale.

In Swift Energy’s Southeast Louisiana core area, 3 development wells were drilled, one was completed and 2 were plugged and abandoned in the Lake Washington field.

In the Company’s Central Louisiana/East Texas core area, one operated and one non-operated development well were drilled to the Austin Chalk formation in the Brookeland field in East Texas.  In the Burr Ferry field in Vernon Parish, LA, one non-operated exploration well was drilled by a joint venture partner to the Austin Chalk formation.

Swift Energy currently has 3 operated rigs drilling in its South Texas core area.  The Company is making plans to contract a shallow drilling rig in this area during the first quarter of 2011.

One operated rig is drilling in the Lake Washington field in Southeast Louisiana and one non-operated rig is currently drilling in the Brookeland Field in East Texas.

Operations Update:

South Texas Operations

During the fourth quarter and through the date of this release, the Company fracture stimulated 10 operated wells and one non-operated well drilled to the Eagle Ford shale formation and 7 wells drilled to the Olmos formation all in South Texas. The initial average production rates for these wells are included in the following table:

Initial Production Test Rates of Horizontal Eagle Ford and Olmos Wells

Formation Target	# of Wells	Oil (Bbls/d)	Natural Gas (MMcf/d)	Oil Equivalent (Bbls/d)	Pressure Range (psi)
Oil Window – Eagle Ford	3	403	0.9	555	1,050	-	1,850
Gas Condensate – Eagle Ford	3	105	6.9	1,255	2,400	-	5,800
“Dry” Gas – Eagle Ford	5	---	9.2	1,530	4,400	-	6,300
Gas Condensate - Olmos	7	67	4.7	845	3,000	-	5,500

The test rates in the table above were all consistently measured after the Company implemented a specific reservoir management initiative that includes producing all of its horizontal wells in this core area at restricted choke settings.  Initial choke settings are as low as 12/64” and are gradually increased to a setting of up to 20/64” and produced at this level for an extended period of time.  This technique has resulted in higher initial pressure measurements and shallower initial production declines.

Completion efficiencies realized by a contracted fracture stimulation crew have reduced the Company’s current backlog of uncompleted wells to 3 operated and one non-operated.  While drilling activity is accelerated to build a sufficient inventory to maintain full utilization of this crew, the crew and equipment have been returned to the service provider (as contractually allowed) for a period of approximately one month.  This will assist Swift Energy in balancing its drilling and completion activity for the rest of the year while at the same time providing a slight financial benefit to the Company.

The Company is currently drilling three operated horizontal wells in McMullen County, with two wells targeting the Eagle Ford shale and one well targeting the Olmos tight sand.

SWIFT/4

Southeast Louisiana

In its Southeast Louisiana core area at the Lake Washington field, the Company completed 1 of 3 wells drilled.  Three recompletions were performed during the quarter resulting in an average production increase of 183 gross barrels of oil equivalent per day per recompletion.

Also during the quarter at the Lake Washington field, 12 field optimization projects were carried out resulting in an average production increase of 75 barrels of oil equivalent per day per project.

At Lake Washington, gas lift and amine unit infrastructure upgrades were completed.  These types of projects are important to ensure that facilities at the field level will not be constrained as the Company increases development activity and begins a deep exploitation and exploration program.

One drilling rig and one recompletion rig are currently active in Lake Washington.

Central Louisiana/East Texas

In the Company’s Central Louisiana/East Texas core area, a non-operated well targeting the Austin Chalk was drilled and completed in the South Burr Ferry field.  Initial production test rates of this well were 840 Bbls/d and 10.2 Mmcf/d of gross production with flowing tubing pressure of 5,700 psi on a 32/64” choke.  This is the second well drilled in this area since the formation of a joint venture.  Swift Energy has a 50% working interest in this well, but enjoys a 61.5% net revenue interest due to fee mineral rights it owns. Both wells drilled in this area are producing at restricted rates until facilities and infrastructure can be upgraded.  Activity in this area will resume during the second quarter of 2011.

In the Company’s Brookeland field in East Texas, one operated and one non-operated well were drilled during the fourth quarter.  The Swift Energy operated Donner Brown A2 well is waiting on facility upgrades before testing can be conducted.  The non-operated Donner Brown 346 RE is being prepared for production.

Reserve Estimates

As previously announced Swift Energy’s year-end 2010 estimate of proved reserves as of December 31, 2010 was 132.8 MMBoe, 18% higher than 2009 year-end estimates of proved reserves of 112.9 MMBoe.  These 2010 proved reserves are 47% crude oil and natural gas liquids and 45% classified as proved developed.

Swift Energy’s year-end 2010 proved reserves have a PV-10 value of approximately $1.8 billion discounted to present value at 10% per year (PV-10is a non-GAAP measure - see page 6 for reconciliation to the GAAP measure), compared to a PV-10 value of $1.3 billion for the Company’s 2009 year-end proved reserves.  Pricing for reserves and PV-10 calculations utilized $78.31 per barrel for crude oil and $4.08 per thousand cubic feet (“Mcf”) for natural gas at year-end 2010, compared to $59.76 per barrel and $3.78 per Mcfe used for reserves valuation at year-end 2009.

Price Risk Management

Swift Energy has purchased natural gas floors that will cover approximately 50% to 60% of its currently expected first quarter 2011 natural gas production at an average NYMEX strike price of $4.07 per MMBtu.  The Company has also purchased floors for its April 2011 natural gas production at a $3.89 per MMBtu NYMEX strike price covering 890,000 MMBtu.  On an ongoing basis, details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).

SWIFT/6

2011 Company Guidance

In accordance with its demonstrated long-term strategy, Swift Energy currently plans to balance its 2011 capital expenditures with its 2011 cash flow and cash on hand and use its credit facility as necessary.  Current 2011 spending plans are budgeted at $430 million to $480 million in total capital expenditures net of potential dispositions of non-strategic properties and excluding any property acquisitions.   For 2011, Swift Energy is targeting production to increase 25% to 30% and proved reserves to increase 15% to 20%, over respective 2010 levels.

Earnings Conference Call

Swift Energy will conduct a live conference call today, February 24, at 9:00 a.m. CST to discuss full year 2010 and fourth quarter 2010 financial results.  To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will also be available later on February 24 until March 3, by dialing 706-645-9291 and using Conference ID #34894716. Additionally, the conference call replay will be available over the internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website for approximately two weeks after the call.

2011 Analyst/Investor Meeting

Swift Energy will host a meeting with financial analysts, portfolio managers and investors on March 10, 2011 in Houston, Texas. At this meeting, Swift Energy’s management will provide an annual briefing that will include an update on certain 2010 results and cover operational and financial plans and guidance for the full year 2011. An audio webcast accompanied with the slides of the presentation will be available on the Company’s website www.swiftenergy.com by clicking on the event hyperlink commencing on March 10, 2011.

The meeting begins at 8:00 a.m. CST on Thursday, March 10, and is being held at the Hilton Houston North on Greenspoint Drive in Houston, Texas. Anyone interested in attending this meeting should contact the Company’s Investor Relations Department at 1-800-777-2412.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and Louisiana and in the inland waters of Louisiana.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements.  These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty and costs of finding, replacing, developing and acquiring reserves,  availability and cost of capital, labor, services, supplies and facility capacity, hurricanes or tropical storms disrupting operations, and, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.  Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time.  Actual financial and operating performance may be higher or lower.  Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

SWIFT/6

SWIFT ENERGY COMPANY
RECONCILIATION OF PV-10 VALUE TO STANDARDIZED
MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
December 31, 2010
(Unaudited)
(In Millions)

DOMESTIC
PV-10 Value(1)	$ 1,777
Future Income Taxes (discounted at 10% per year)	(432)
Standardized Measure of Discounted Future Net
Cash Flows relating to oil and gas reserves	$ 1,345

(1) The PV-10 value for 2010 is net of $82.3 million of asset retirement obligation liabilities.

SWIFT ENERGY COMPANY
RESERVES INFORMATION
December 31, 2010
(Unaudited)

	Natural Gas (Bcf)	Oil (MMBbls)	NGL (MMBbls)
Proved Reserves as of Dec. 31, 2009	290.6	44.5	20.0
Revisions	5.9	(9.1)	(0.4)
Purchases of minerals	--	--	--
Sales of minerals	--	--	--
Extensions/Discoveries	146.3	7.8	4.5
Production	(19.7)	(3.9)	(1.1)
Proved Reserves as of Dec. 31, 2010	423.0	39.3	22.9

SWIFT/7

SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION(1)
(Unaudited)
(In Thousands Except Per Share and Price Amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2010	2009	Percent Change		2010	2009	Percent Change
Revenues:
Oil & Gas Sales	$115,745	$114,596	1%		$436,632	$371,749	17%
Other	292	306	(5	) %	1,797	(1,304)	238%
Total Revenue	$116,037	$114,902	1%		$438,429	$370,445	18%
Income (Loss)	$10,319	$14,579	(29	) %	$46,475	$(39,076)	219%
Basic EPS	$0.25	$0.38	(33	) %	$1.19	$(1.16)	203%
Diluted EPS	$0.25	$0.38	(34	) %	$1.18	$(1.16)	202%
Net Cash Provided By Operating Activities	$65,255	$80,000	(18	) %	$258,996	$226,176	15%
Net Cash Provided By Operating Activities, Per Diluted Share	$1.63	$2.13	(24	) %	$6.72	$6.73	--
Cash Flow Before Working Capital Changes(2) (non-GAAP measure)	$66,343	$78,872	(16	) %	$257,703	$225,199	14%
Cash Flow Before Working Capital Changes, Per Diluted Share	$1.65	$2.10	(21	) %	$6.69	$6.70	--
Weighted Average Shares Outstanding (Basic)	39,823	37,445	6%		38,300	33,594	14%
Weighted Average Shares Outstanding (Diluted)(3)	40,106	37,616	7%		38,524	33,594	15%
EBITDA(1) (non-GAAP measure)	$71,495	$71,089	1%		$274,273	$214,372	28%
Production (MBoe)	2.18	2.21	(1	) %	8.33	9.06	(8	) %
Realized Price ($/Boe)	$52.98	$51.75	2%		$52.42	$41.05	28%

(1)	The production, revenue, expense, cash flow and income information reported are the results of continuing operations of Swift Energy.
(2)
See reconciliation on page 8.  Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Many investors use the published research of these analysts in making their investment decisions.

(3)	These diluted share amounts were used in proforma income and cash flow per share metrics.

SWIFT/8

SWIFT ENERGY COMPANY
RECONCILIATION OF GAAP (a) TO NON-GAAP MEASURES
(Unaudited)
(In Thousands)

	Three Months Ended
	December 31, 2010	December 31, 2009
INCOME TO EBITDA RECONCILIATIONS:
Income/(Loss) from Continuing Operations	$10,319	$14,579	(29)%
Provision/(Benefit) for Income Taxes	7,045	6,910
Interest Expense, Net	8,633	8,047
Depreciation, Depletion & Amortization & ARO (b)	45,498	41,553
EBITDA	$71,495	$71,089	1%

	Year Ended
	December 31, 2010	December 31, 2009
INCOME TO EBITDA RECONCILIATIONS:
Income/(Loss) from Continuing Operations	$46,475	$(39,076)	219%
Provision(Benefit) for Income Taxes	27,833	(25,541)
Interest Expense, Net	33,437	30,663
Depreciation, Depletion & Amortization & ARO (b)	166,528	169,014
Write-Down of Oil and Gas Properties	---	79,312
EBITDA	$274,273	$214,372	28%

	Three Months Ended
	December 31, 2010	December 31, 2009
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations	$65,255	$80,000	(18)%
Increases and Decreases In:
Accounts Receivable	8,528	208
Accounts Payable and Accrued Liabilities	(6,284)	(6,096)
Income Taxes Payable	(285)	(89)
Accrued Interest	(871)	4,849
Cash Flow Before Working Capital Changes – Continuing Operations	$66,343	$78,872	(16)%

	Year Ended
	December 31, 2010	December 31, 2009
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations	$258,996	$226,176	15%
Increases and Decreases In:
Accounts Receivable	6,691	(2,666)
Accounts Payable and Accrued Liabilities	(472)	(1,977)
Income Taxes Payable	(247)	204
Accrued Interest	(7,265)	3,462
Cash Flow Before Working Capital Changes – Continuing Operations	$257,703	$225,199	14%

(a)	GAAP—Generally Accepted Accounting Principles
(b)	Includes accretion of asset retirement obligation

Note: Items may not total due to rounding

SWIFT/9

SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of December 31, 2010	As of December 31, 2009
Assets:
Current Assets:
Cash and Cash Equivalents	$86,367	$38,469
Other Current Assets	73,886	69,567
Current Assets Held for Sale	564	564
Total Current Assets	160,817	108,600
Oil and Gas Properties	3,913,602	3,492,980
Other Fixed Assets	37,505	37,130
Less-Accumulated DD&A	(2,378,262)	(2,214,146)
	1,572,845	1,315,964
Other Assets	12,713	10,201
	$1,746,375	$1,434,765
Liabilities:
Current Liabilities	$162,787	$103,604
Long-Term Debt	471,624	471,397
Deferred Income Taxes	160,024	123,577
Asset Retirement Obligation	70,171	55,298
Other Long-term Liabilities	1,752	1,990
Stockholders’ Equity	880,017	678,899
	$1,746,375	$1,434,765

Note: Items may not total due to rounding

SWIFT/10

SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
(In Thousands Except Per Boe Amounts)

	Three Months Ended		Year Ended
	Dec. 31, 2010	Per Boe	Dec. 31, 2010	Per Boe
Revenues:
Oil & Gas Sales	$115,745	$52.98	$436,632	$52.42
Other Revenue	292	0.13	1,797	0.22
	116,037	53.11	438,429	52.64
Costs and Expenses:
General and Administrative, net	10,349	4.74	36,359	4.37
Depreciation, Depletion & Amortization	44,469	20.35	162,572	19.52
Accretion of Asset Retirement Obligation (ARO)	1,029	0.47	3,956	0.47
Lease Operating Costs	22,368	10.24	81,929	9.84
Severance & Other Taxes	11,825	5.41	45,868	5.51
Interest Expense, Net	8,633	3.95	33,437	4.01
Total Costs & Expenses	$98,673	$45.16	$364,121	$43.71
Income (Loss) from Continuing Operations Before Income Taxes	17,364	7.95	74,308	8.92
Provision for Income Taxes	7,045	3.22	27,833	3.34
Income Loss from Continuing Operations	$10,319	$4.72	$46,475	$5.58
Loss from Discontinued Operations, Net of Taxes	(19)	NM	(181)	NM
Net Income	$10,300	NM	$46,294	NM

Additional Information:
Total Capital Expenditures	$150,175		$420,622
Capitalized Geological & Geophysical	$6,726		$24,228
Capitalized Interest Expense	$1,888		$7,408
Deferred Income Tax	$6,730		$32,881

Note: Items may not total due to rounding

SWIFT/11

SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)

	Twelve Months Ended
	December 31, 2010	December 31, 2009
Cash Flows From Operating Activities:
Net Income (Net Loss)	$46,294	$(39,330)
Plus Gain From Discontinued Operations, Net of Taxes	181	254
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities -
Depreciation, Depletion, and Amortization	162,572	166,108
Write-down of Oil and Gas Properties	---	79,312
Accretion of Asset Retirement Obligation (ARO)	3,956	2,906
Deferred Income Taxes	32,881	(13,377)
Stock Based Compensation Expense	10,256	9,232
Debt Retirement Cost – Cash and Non-Cash	---	3,961
Other	1,563	16,133
Change in Assets and Liabilities -
(Increase)/Decrease in Accounts Receivable	(6,691)	2,666
Increase in Accounts Payable and Accrued Liabilities	472	1,977
Increase/(Decrease) in Income Taxes Payable	247	(204)
Increase/(Decrease) in Accrued Interest	7,265	(3,462)
Cash Provided by Operating Activities – Continuing Operations	258,996	226,176
Used in Operating Activities – Discontinued Operations	(41)	(396)
Net Cash Provided by Operating Activities	258,955	225,780

Cash Flows From Investing Activities:
Additions to Property and Equipment	(353,648)	(215,370)
Proceeds from the Sale of Property and Equipment	133	31,083
Cash Used in Investing Activities – Continuing Operations	(353,515)	(184,287)
Cash Provided by Investing Activities – Discontinued Operations	5,000	5,000
Net Cash Used in Investing Activities	(348,515)	(179,287)

Cash Flows From Financing Activities:
Proceeds From Long-Term Debt	---	221,375
Payments of Long-Term Debt	---	(150,000)
Net Payments of Bank Borrowings	---	(180,700)
Net Proceeds From Issuance of Common Stock	142,917	109,801
Purchase of Treasury Shares	(1,828)	(884)
Payments of Debt Retirement Costs	---	(2,859)
Payments of Debt Issuance Costs	(3,631)	(5,040)
Cash Provided by (Used in) Financing Activities – Continuing Operations	137,458	(8,307)
Cash Provided by Financing Activities – Discontinued Operations	---	---
Net Cash Provided by (Used in) Financing Activities	137,458	(8,307)
Net Increase (Decrease) in Cash and Cash Equivalents	47,898	38,186
Cash and Cash Equivalents at the Beginning of the Period	38,469	283
Cash and Cash Equivalents at the End of the Period	$86,367	$38,469

SWIFT/12

SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended			Three Months Ended
	Dec. 31, 2010	Sept. 30, 2010	Percent Change	Dec. 31, 2009	Percent Change
Production :
Oil & Natural Gas Equivalent (MBoe)	2,185	2,072	5%	2,214	(1)%
Natural Gas (Bcf)	5.46	4.87	12%	4.75	15%
Crude Oil (MBbl)	976	1,005	(3)%	1,133	(14)%
NGL (MBbl)	299	256	17%	289	4%

Average Prices:
Combined Oil & Natural Gas ($/Boe)	$52.98	$51.06	4%	$51.75	2%
Natural Gas ($/Mcf)	$3.57	$3.87	(8)%	$3.75	(5)%
Crude Oil ($/Bbl)	$85.52	$76.39	12%	$75.09	14%
NGL ($/Bbl)	$42.81	$39.88	7%	$40.45	6%

SWIFT/13

SWIFT ENERGY COMPANY
FIRST QUARTER AND FULL YEAR 2011
GUIDANCE ESTIMATES

	Actual For Fourth Quarter 2010	Guidance For First Quarter 2011			Guidance For Full Year 2011

Production Volumes (MMBoe)	2.18	2.40	-	2.55	10.4	-	10.8

Production Mix:
Natural Gas (Bcf)	5.46	7.46	-	7.93	34.6	-	36.0
Crude Oil (MMBbl)	0.98	0.84	-	0.89	3.40	-	3.53
Natural Gas Liquids (MMBbl)	0. 30	0.32	-	0.34	1.25	-	1.30
Product Pricing (Note 1):
Natural Gas (per Mcf)
NYMEX Differential (Note 2)	($0.23)	($0.25)	-	($0.75)	($0.25)	-	($0.75)
Crude Oil (per Bbl)
NYMEX differential (Note 3)	$0.28	$1.00	-	$3.00	($0.50)	-	$1.50
NGL (per Bbl)
Percent of NYMEX Crude	50%	50%	-	60%	50%	-	60%
Oil & Gas Production Costs:
Lease Operating Costs (per Boe)	$10.24	$9.70	-	$10.30	$9.10	-	$9.40
Severance & Ad Valorem Taxes (as % of Revenue dollars)	10.2%	10.0%	-	11.0%	10.0%	-	11.0%
Other Costs:
G&A per Boe	$4.74	$4.00	-	$4.30	$3.80	-	$4.05
Interest Expense per Boe	$3.95	$3.35	-	$3.60	$3.40	-	$3.65
DD&A per Boe	$20.35	$20.20	-	$20.40	$19.90	-	$20.10
Supplemental Information:
Capital Expenditures (Note 4)
Operations	$141,561	$121,800	-	$136,000	$397,500	-	$444,000
Capitalized G&G (Note 5)	$ 6,726	$ 6,500	-	$ 7,000	$26,000	-	$ 28,000
Capitalized Interest	$ 1,888	$ 1,700	-	$ 2,000	$6,500	-	$ 8,000
Total Capital Expenditures	$150,175	$130,000	-	$145,000	$430,000	-	$480,000

Basic Weighted Average Shares	39,823	42,100	-	42,300	42,200	-	42,400
Diluted Computation:
Weighted Average Shares	40,106	42,300	-	42,500	42,500	-	42,700

Effective Tax Rate (Note 6)	40.6%	36.0%	-	38.0%	36.0%	-	38.0%
Deferred Tax Percentage	96%	70%	-	80%	85%	-	95%

Note 1:	Swift Energy maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.
Note 3:	Average of daily WTI NYMEX futures price during the calendar period reflected which best benchmarks the daily price received for the majority of crude oil sales.
Note 4:	There were no material acquisitions or dispositions in 2010.
Note 5:	Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.
Note 6:	Effective Tax rate guidance is based off of NYMEX strip pricing

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